Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Applied DNA Sciences, Inc. on Form S-8 (File No. 333-182350) of our report dated December 15, 2014 with respect to our audit of the consolidated financial statements of Applied DNA Sciences, Inc. as of September 30, 2014, and for the year ended September 30, 2014, and our report dated December 15, 2014 with respect to our audit of the effectiveness of internal control over financial reporting of Applied DNA Sciences, Inc. as of September 30, 2014, which reports are included in this Annual Report on Form 10-K of Applied DNA Sciences, Inc. for the year ended September 30, 2014.

/s/ Marcum LLP
Marcum LLP

Melville, New York
December 15, 2014